Exhibit 1.1

29,000,000 Shares

WEYERHAEUSER COMPANY

COMMON SHARES, PAR VALUE $1.25 PER SHARE

UNDERWRITING AGREEMENT

June 18, 2013

June 18, 2013

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

Deutsche Bank Securities Inc.

60 Wall Street

New York, New York 10005

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

As Representatives of the several Underwriters

Ladies and Gentlemen:

Weyerhaeuser Company, a Washington corporation (the “Company”), proposes to issue and sell to the several underwriters named in Schedule I hereto (the “Underwriters”), for whom you are acting as representatives (the “Representatives”), 29,000,000 of its common shares, par value $1.25 per share (the “Firm Shares”). The Company also proposes to issue and sell to the several Underwriters not more than an additional 4,350,000 of its common shares, par value $1.25 per share (the “Additional Shares”), if and to the extent that you, as Representatives of the Underwriters, shall have determined to exercise, on behalf of the Underwriters, the right to purchase such shares granted to the Underwriters in Section 2 hereof. The Firm Shares and the Additional Shares are hereinafter collectively referred to as the “Shares.” The common shares, par value $1.25 per share, of the Company are hereinafter referred to as “Common Stock.”

The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (No. 333-182403), including a prospectus, relating to securities (the “Shelf Securities”), including the Shares, to be issued from time to time by the Company. Such registration statement as amended to the date of this Agreement, and including the information deemed to be part of such registration statement pursuant to Rule 430B (“Rule 430B”) under the Securities Act of 1933, as amended (the “Securities Act”), is hereinafter referred to as the “Registration Statement,” and the related prospectus covering the Shelf Securities dated June 28, 2012, in the form first used to confirm sales of the Shares (or in the form first made available to the Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act) is hereinafter referred to as the “Basic Prospectus.” The Basic Prospectus, as supplemented by the prospectus supplement dated June 18, 2013 relating to the Shares, in the form first used to confirm sales of the Shares (or in the form first made available to the Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act) is hereinafter referred to as the “Prospectus,” and the term “preliminary prospectus” means any preliminary form of the Prospectus including, without limitation, the Time of Sale Prospectus (as defined below). For purposes of this Agreement, “free writing prospectus” has the meaning set forth in Rule 405 under the Securities Act, “Time of Sale Prospectus” means, collectively, the preliminary prospectus supplement dated June 17, 2013 relating to the Shares, the accompanying prospectus covering the Shelf Securities dated June 28, 2012, the free-writing prospectuses, if any, identified in Schedule II hereto and the pricing information, if any, set forth in Schedule II hereto, and “Applicable Time” means 7:00 a.m. (New York City time) on June 19, 2013. As used herein, the terms “Registration Statement,” “Basic Prospectus,” “preliminary prospectus,” “Time of Sale Prospectus” and “Prospectus” shall include the documents incorporated and deemed to be incorporated by reference therein. The terms “supplement,” “amendment,” and “amend” as used herein with respect to the Registration Statement, the Basic Prospectus, the Time of Sale Prospectus, any preliminary prospectus or the Prospectus shall include all documents subsequently filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are deemed to be incorporated by reference therein.

The Company has entered into a Stock Purchase Agreement dated as of June 14, 2013, as amended and supplemented, if applicable, and as the same may be amended and supplemented after the date hereof (the “Stock Purchase Agreement,” which term, as used herein, includes all exhibits, schedules and attachments thereto, in each case as amended or supplemented, if applicable), with Longview Timber Holdings, Corp., a Delaware corporation (“Longview Holdings”), the securityholders of Longview Holdings party thereto and Weyerhaeuser Columbia Holding Co., LLC, a Delaware limited liability company and a subsidiary of the Company, and Weyerhaeuser NR Company, a Washington corporation and a subsidiary of the Company, has entered into a Securities Purchase Agreement dated as of June 14, 2013, as amended and supplemented, if applicable, and as the same may be amended and supplemented after the date hereof (the “Unit Purchase Agreement,” which term, as used herein, includes all exhibits, schedules and attachments thereto, in each case as amended or supplemented, if applicable, and, together with the Stock Purchase Agreement, the “Purchase Agreements”), with Longview GP LLC, a Delaware limited liability company, pursuant to which the Company shall, on the terms and subject to the conditions set forth in the Purchase Agreements, purchase, through wholly-owned subsidiaries, all of the equity interests in Longview Timber LLC, a Delaware limited liability company (the “Acquired Company”) (the “Acquisition”).

In connection with the Acquisition, the Company expects to obtain approximately $1.1 billion in senior unsecured debt financing (collectively, the “Debt Financing”) and is offering its Mandatory Convertible Preference Shares, Series A, par value $1.00 per share (the “Series A Preference Shares” and, together with the Debt Financing, the “Other Transactions”) in other transactions (the “Other Financings”).

1. Representations and Warranties. The Company represents and warrants to and agrees with each of the Underwriters that:

(a) The Registration Statement has become effective; no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or threatened by the Commission. If the Registration Statement is an automatic shelf registration statement as defined in Rule 405 under the Securities Act, the Company was at all relevant times and is a well known seasoned issuer (as defined in Rule 405 under the Securities Act) eligible to use the Registration Statement as an automatic shelf registration statement and to file on Form S-3 and the Company has not received notice that the Commission objects to the use of the Registration Statement as an automatic shelf registration statement.

(b) (i) Each document filed or to be filed pursuant to the Exchange Act and incorporated or deemed to be incorporated by reference in the Time of Sale Prospectus or the Prospectus complied or will comply when so filed in all material respects with the Exchange Act and the applicable rules and regulations of the Commission thereunder, (ii) the Registration Statement, when it first became effective, at the respective times (if subsequent to such first effective date) when the Company’s most recent Annual Report on Form 10-K or any amendment thereto was filed with the Commission and at each “new effective date” with respect to the Underwriters pursuant to Rule 430B(f)(2) of the Securities Act Regulations (as defined below) did not and will not, and the Registration Statement, as amended or supplemented, if applicable, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) the Registration Statement as of the date hereof does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iv) the Registration Statement and the Prospectus comply and, as amended or supplemented, if applicable, will comply in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder (the “Securities Act Regulations”), (v) the Time of Sale Prospectus does not and, at the Applicable Time, will not, and at the time of each sale of Shares in connection with the offering when the Prospectus is not yet available to prospective purchasers and at the Closing Date (as defined in Section 4), the Time of Sale Prospectus, as then amended or supplemented by the Company, if applicable, will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (vi) each free writing prospectus, if any, when taken together with the preliminary prospectus accompanying, or delivered prior to delivery of, or filed prior to the first use of, such free writing prospectus, did not, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (vii) the Prospectus does not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to (A) statements or omissions in the Registration Statement, the Time of Sale Prospectus, any preliminary prospectus, any free writing prospectus or the Prospectus based upon information relating to any Underwriter furnished to the Company in writing by such Underwriter through you expressly for use therein or (B) any trustee’s Statement of Eligibility on Form T-1 (each, a “Form T-1”) under the Trust Indenture Act of 1939, as amended.

(c) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) under the Securities Act) of the Shares, the Company was not, and as of the Applicable Time the Company will not be, an “ineligible issuer” as defined in Rule 405 under the Securities Act. Each free writing prospectus that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act or that was prepared by or behalf of or used or referred to by the Company complies or will comply in all material respects with the requirements of the Securities Act and the Securities Act Regulations. Except for the free writing prospectuses, if any, identified in Schedule II hereto, and electronic road shows, if any, each furnished to you before first use, the Company has not prepared, used or referred to, and will not, without your prior consent, prepare, use or refer to, any free writing prospectus. Each free writing prospectus identified in Schedule II hereto, as of its issue date and at all times through the completion of the public offering and sale of the Shares, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement, the Time of Sale Prospectus or the Prospectus.

(d) The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in the Time of Sale Prospectus and the Prospectus and is duly qualified to transact business and is in good standing (or the local equivalent) in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole, or on the Company’s ability to perform its obligations under this Agreement.

(e) Certain direct and indirect subsidiaries of the Company are identified on Exhibit C hereto (each a “Key Subsidiary” and collectively, the “Key Subsidiaries”). Other than the Key Subsidiaries, the Company has no subsidiary that would constitute a “significant subsidiary” as such term is defined in Rule 1-02 of Regulation S-X. Each Key Subsidiary has been duly incorporated, is validly existing as a corporation in good standing (or the local equivalent) under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in the Time of Sale Prospectus and the Prospectus and is duly qualified to transact business and is in good standing (or the local equivalent) in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole; all of the issued shares of capital stock of each Key Subsidiary have been duly and validly authorized and issued, are fully paid and non-assessable and, except as set forth in the Registration Statement, the Time of Sale Prospectus and the Prospectus and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims, except to the extent that the failure to be free and clear of all liens, encumbrances, equities or claims would not have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(f) This Agreement has been duly authorized, executed and delivered by the Company.

(g) The authorized capital stock of the Company conforms as to legal matters in all material respects to the description thereof contained in the Time of Sale Prospectus and the Prospectus.

(h) The shares of Common Stock outstanding prior to the issuance of the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

(i) The Shares have been duly authorized by the Company and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, and the issuance of the Shares will not be subject to any preemptive or similar rights.

(j) The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement will not contravene any provision of applicable law or the articles of incorporation or bylaws of the Company or any agreement or other instrument binding upon the Company or any of its subsidiaries that is material to the Company and its subsidiaries, taken as a whole, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any Key Subsidiary, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under this Agreement, except such as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Shares.

(k) There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Prospectus on the date of this Agreement.

(l) To the knowledge of the Company, there has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Acquired Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Prospectus on the date of this Agreement.

(m) There are no legal or governmental proceedings pending or threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject that are required to be described in the Registration Statement, the Time of Sale Prospectus or the Prospectus and are not so described or any statutes, regulations, contracts or other documents that are required to be described in the Registration Statement, the Time of Sale Prospectus or the Prospectus or to be filed as exhibits to the Registration Statement that are not described or filed as required.

(n) Each preliminary prospectus filed as part of the registration statement as originally filed or as part of any amendment thereto, or filed pursuant to Rule 424 under the Securities Act, complied when so filed in all material respects with the Securities Act and the Securities Act Regulations.

(o) The Company is not, and after giving effect to the offering and sale of the Shares and, if issued or incurred on or prior to June 24, 2013, the Series A Preference Shares and the senior unsecured debt in the Other Transactions pursuant to the Other Financings, and the application of the proceeds thereof as described in the Prospectus will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(p) Except as disclosed in the Time of Sale Prospectus and the Prospectus, the Company and its subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(q) Except as disclosed in the Time of Sale Prospectus and the Prospectus, to the knowledge of the Company, there are no costs or liabilities of the Company or its subsidiaries associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any liabilities to third parties) which would, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(r) There are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company or to require the Company to include such securities with the Shares registered pursuant to the Registration Statement.

(s) The Company and each of its subsidiaries (i) have all necessary consents, authorizations, approvals, orders, certificates and permits of and from, and have made all declarations and filings with, all federal, state, local and other governmental, administrative or regulatory authorities, all self-regulatory organizations and all courts and other tribunals, to own, lease, license and use their respective properties and assets and to conduct their respective businesses in the manner described in the Time of Sale Prospectus and the Prospectus, except to the extent that the failure to obtain such consents, authorizations, approvals, orders, certificates and permits or make such declarations and filings would not have a material adverse effect on the Company and its subsidiaries, taken as a whole, and (ii) have not received any notice of proceedings relating to revocation or modification of any such consent, authorization, approval, order, certificate or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(t) No material labor dispute exists with the employees of the Company or any of its subsidiaries or, to the Company’s knowledge, is imminent; and the Company is not aware of any existing, threatened or imminent labor disturbance by the employees of any of its principal suppliers, manufacturers or contractors that could have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(u) The Company and its subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the Company and its subsidiaries, taken as a whole, in each case free and clear of all liens, encumbrances and defects, except such as (i) are described in the Time of Sale Prospectus and the Prospectus, (ii) do not materially affect the value of such property, (iii) do not interfere with the use made and proposed to be made of such property by them or (iv) would not have a material adverse effect on the Company and its subsidiaries, taken as a whole; any real property and buildings held under lease or license by them are held under valid, subsisting and enforceable leases or licenses, as the case may be, with such exceptions as are not material to the Company and its subsidiaries, taken as a whole, and do not interfere with the use made and proposed to be made of such property and buildings by them in a manner that would have a material adverse effect on the Company and its subsidiaries, taken as a whole; and all licenses to harvest timber granted by Canada or any province or territory thereof to the Company or any of its subsidiaries are valid, subsisting and enforceable, with such exceptions as are not material to the Company and its subsidiaries, taken as a whole.

(v) Each of the Company and its subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Company or any of its subsidiaries would individually or in the aggregate reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(w) The financial statements and related notes included in the Registration Statement, the Time of Sale Prospectus and the Prospectus present fairly in all material respects (A) the financial position of the Company and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown and (B) the financial position of the Acquired Company and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and all such financial statements and the notes thereto have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis except as disclosed therein; any pro forma financial statements and related notes included or incorporated by reference in the Registration Statement, the Time of Sale Prospectus and the Prospectus fairly present in all material respects the information shown therein, have been prepared in accordance with the Commission’s rules and guidelines with respect to pro forma financial statements and have been properly compiled on the basis described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein and any pro forma financial information included or incorporated by reference in the Registration Statement, the Time of Sale Prospectus or the Prospectus has been accurately and appropriately derived therefrom in all material respects.

(x) The interactive data in eXtensible Business Reporting Language incorporated by reference in the Registration Statement, the Time of Sale Prospectus and the Prospectus presents fairly the information called for in all material respects and has been prepared in all material respects in accordance with the Commission’s rules and guidelines applicable thereto.

(y) Attached hereto as Exhibit B is a list of all directors of the Company and all officers of the Company who are subject to the filing requirements of Section 16(a) of the Exchange Act.

(z) The Company and its subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(aa) Except for standing timber, for which the Company does not maintain insurance, the Company and its subsidiaries have insurance covering their respective properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as are adequate to protect the Company and its subsidiaries and their respective businesses taken as a whole; and neither the Company nor any of its subsidiaries has (i) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business, except, in the case of both (i) and (ii), where the failure to continue or renew such coverage or to obtain similar coverage at reasonable cost from similar insurers, individually or in the aggregate, would not have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(bb) There is and has been no failure on the part of the Company or, to the knowledge of the Company, any of the Company’s directors or officers, in their capacities as such, to comply with Section 402 (related to loans) and Sections 302 and 906 (related to certifications) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Regulations”), nor, to the knowledge of the Company, has there been any failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply with any other provision of the Sarbanes-Oxley Act or the Sarbanes-Oxley Regulations.

(cc) With respect to the stock options (the “Stock Options”) granted pursuant to the stock-based compensation plans of the Company and its subsidiaries (the “Company Stock Plans”), (i) each grant of a Stock Option was duly authorized no later than the date on which the grant of such Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof), (ii) each such grant was made in accordance with the terms of the Company Stock Plans, the Exchange Act and all other applicable laws and regulatory rules or requirements, including the rules of the New York Stock Exchange, (iii) the per share exercise price of each Stock Option was equal to or greater than the fair market value of a share of the applicable stock on the applicable Grant Date and (iv) each such grant was properly accounted for in accordance with generally accepted accounting principles consistently applied as in effect in the United States in the financial statements of the Company and disclosed in the Company’s filings with the Commission in accordance in all material respects with the Exchange Act and all other applicable laws, except in the case of clause (ii) where such failure to comply would not have a material adverse effect on the Company and its subsidiaries, taken as a whole. The Company has not knowingly granted, and there is no and has been no policy or practice of the Company of granting, Stock Options prior to, or otherwise coordinating the grant of Stock Options with, the release or other public announcement of material information regarding the Company or its subsidiaries or their results of operations or prospects. The Company has not designated any Stock Options as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

(dd) The Company and each of its subsidiaries have filed or caused to be filed all federal, state, local and foreign tax returns, reports, information returns and statements which have been required to be filed by applicable law (except for returns, reports, information returns and statements the failure to file which would not, singly or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole, and the failure to file which would not, singly or in the aggregate, adversely affect the Company’s qualification as a real estate investment trust (a “REIT”) for federal or state tax purposes) and have paid all taxes required to be paid and any other assessment, fine or penalty levied against them, to the extent that any of the foregoing is due and payable, except, in all cases, for any such tax, assessment, fine or penalty that is being contested in good faith and in respect of which adequate reserves are being maintained and except to the extent any such failure to pay would not, singly or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole, and which failure to pay would not, singly or in the aggregate, adversely affect the Company’s qualification as a REIT for federal or state tax purposes.

(ee) Commencing with its taxable year ended December 31, 2010, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its organization and current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. The direct subsidiaries of the Company that are partnerships or limited liability companies (“Subsidiary Partnerships”) and each qualified REIT subsidiary of the Company have been and will continue to be treated as partnerships or disregarded entities for U.S. federal income tax purposes and not as corporations, associations taxable as corporations or publicly traded partnerships. In the case of any Subsidiary Partnerships that have terminated, such Subsidiary Partnerships were treated as partnerships or disregarded entities for U.S. federal income tax purposes and not as corporations, associations taxable as corporations or publicly traded partnerships through the date of termination of such Subsidiary Partnerships.

(ff) The Company will use its commercially reasonable efforts to monitor the ownership of the Company’s capital stock to ensure that any ownership limit waiver agreement by and between the Company and any person or entity will not cause the Company to fail to satisfy the requirements of Section 856(a)(6) of the Code, including, without limitation, making periodic inquiries regarding the ownership of the capital stock of the Company by any person or entity to which any such waiver is granted and making periodic reviews of the ownership of the capital stock of the Company by other shareholders to the extent the Company deems such inquiries necessary or advisable in its sole discretion; the Company will, if necessary to prevent a violation of the requirements of Section 856(a)(6) of the Code, promptly revoke any ownership limit waiver that has been granted.

(gg) Neither the Company nor any of its subsidiaries or affiliates, nor any director, officer, or employee, nor, to the Company’s knowledge, any agent or representative of the Company or of any of its subsidiaries or affiliates (in each case, in his, her or its capacity as such), has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage in violation of any applicable anti-corruption laws in a manner that would result in a fine or a sanction that would have a material adverse effect on the Company and its subsidiaries, taken as a whole; and, to the knowledge of the

Company, the Company and its subsidiaries and affiliates have conducted their businesses in compliance in all material respects with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance in all material respects with such laws and with the representation and warranty contained herein.

(hh) The operations of the Company and its subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including, to the extent applicable, those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(ii) (i) Neither the Company nor any of its subsidiaries, nor any director, officer, or employee thereof, nor, to the Company’s knowledge, any agent, affiliate or representative of the Company or any of its subsidiaries, is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is: (A) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) or other relevant sanctions authority with jurisdiction over the Company or any of its subsidiaries (collectively, “Sanctions”), nor (B) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, Libya, North Korea, Sudan and Syria); (ii) the Company will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person: (A) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or (B) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise); and (iii) for the past 5 years, the Company and its subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not knowingly engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

2. Agreements to Sell and Purchase. The Company hereby agrees to sell to the several Underwriters, and each Underwriter, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Company the respective number of Firm Shares set forth in Schedule I hereto opposite their names at $26.9175 a share (the “Purchase Price”).

On the basis of the representations and warranties contained in this Agreement, and subject to its terms and conditions, the Company agrees to sell to the Underwriters the Additional Shares, and the Underwriters shall have the right to purchase, severally and not jointly, up to 4,350,000 Additional Shares at the Purchase Price; provided that the amount per share paid by the Underwriters for any Additional Shares purchased on any Option Closing Date (as defined below) shall be reduced by an amount per share equal to any dividends or distributions paid or payable by the Company on the Firm Shares but not payable on such Additional Shares. You may exercise this right on behalf of the Underwriters in whole or from time to time in part by giving written notice of each election to exercise the option not later than 30 days after the date of this Agreement. Any exercise notice shall specify the number of Additional Shares to be purchased by the Underwriters and the date on which such shares are to be purchased. Each purchase date must be at least one business day after the written notice is given and may not be earlier than the closing date for the Firm Shares nor later than ten business days after the date of such notice. Additional Shares may be purchased as provided in Section 4 hereof. On each day, if any, that Additional Shares are to be purchased (an “Option Closing Date”), each Underwriter agrees, severally and not jointly, to purchase the number of Additional Shares (subject to such adjustments to eliminate fractional shares as you may determine) that bears the same proportion to the total number of Additional Shares to be purchased on such Option Closing Date as the number of Firm Shares set forth in Schedule I hereto opposite the name of such Underwriter bears to the total number of Firm Shares.

The Company hereby agrees that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the Underwriters, neither it nor any of its subsidiaries will, during the period commencing on and including the date of this Agreement and ending on and including the day that is 60 days after the date of the Prospectus (the “Lock-Up Period”), (i) issue, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock (including, without limitation, shares of Common Stock acquired from any of the persons listed on Exhibit B hereto) or any securities convertible into or exercisable or exchangeable for Common Stock or file any registration statement with the Commission relating to the offering of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (A) the Shares to be sold hereunder, (B) the issuance by the Company of shares of Common Stock upon the exercise of an option outstanding on the date hereof pursuant to currently existing equity-based compensation plans of the Company or any of its subsidiaries that are disclosed in the documents incorporated or deemed to be incorporated by reference in the Time of Sale Prospectus and the Prospectus or issued after the date hereof pursuant to an equity-based compensation plan referred to in clause (C) below, (C) the issuance by the Company of shares of Common Stock and options to purchase shares of Common Stock pursuant to currently existing equity-based compensation plans of the Company or any of its subsidiaries that are disclosed in the documents incorporated or deemed to be incorporated by reference in the Time of Sale Prospectus and the Prospectus, (D) the issuance by the Company of the Series A Preference Shares in one of the Other Transactions and the issuance, if any, of Common Stock upon conversion of the Series A

Preference Shares, (E) the filing by the Company with the Commission of a registration statement on Form S-8 with respect to any currently existing equity-based compensation plan of the Company or any of its subsidiaries for which shares of Common Stock are eligible for registration on Form S-8, or (F) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock by any of the officers and directors of the Company listed on Exhibit B hereto, provided that (x) such plan does not provide for the transfer of Common Stock during the Lock-Up Period and (y) no filing by any of the officers and directors of the Company listed on Exhibit B hereto under Section 16(a) of the Exchange Act or other public announcements shall be required or shall be made voluntarily in connection with the establishment of such trading plan.

3. Terms of Public Offering. The Company is advised by you that the Underwriters propose to make a public offering of their respective portions of the Shares as soon after this Agreement has become effective as in your judgment is advisable. The Company is further advised by you that the Shares are to be offered to the public initially at $27.75 a share (the “Public Offering Price”) and to certain dealers selected by you at a price that represents a concession not in excess of $0.4995 a share under the Public Offering Price.

4. Payment and Delivery. Payment for the Firm Shares shall be made to the Company in Federal or other funds immediately available in New York City against delivery of such Firm Shares for the respective accounts of the several Underwriters at 10:00 a.m., New York City time, on June 24, 2013, or at such other time on the same or such later date, not later than July 1, 2013, as shall be designated in writing by you. The time and date of such payment are hereinafter referred to as the “Closing Date.”

Payment for any Additional Shares shall be made to the Company in Federal or other funds immediately available in New York City against delivery of such Additional Shares for the respective accounts of the several Underwriters at 10:00 a.m., New York City time, on the date specified in the corresponding notice described in Section 2 or at such other time on the same or on such other date, in any event not later than August 1, 2013, as shall be designated in writing by you. Each time and date of such payment are hereinafter referred to as the “Option Closing Date.”

The Firm Shares and Additional Shares shall be registered in such names and in such denominations as you shall request in writing not later than one full business day prior to the Closing Date or the applicable Option Closing Date, as the case may be. The Firm Shares and Additional Shares shall be delivered to you on the Closing Date or an Option Closing Date, as the case may be, for the respective accounts of the several Underwriters, with any transfer taxes payable in connection with the transfer of the Shares to the Underwriters duly paid, against payment of the applicable purchase price specified in Section 2 hereof.

5. Conditions to the Underwriters’ Obligations. The obligations of the Company to sell the Shares to the Underwriters and the several obligations of the Underwriters to purchase and pay for the Shares on the Closing Date are subject to the condition that no stop order suspending the effectiveness of the Registration Statement shall have been issued under the Securities Act or proceedings therefor initiated or threatened by the Commission.

The several obligations of the Underwriters are subject to the following further conditions:

(a) Subsequent to the execution and delivery of this Agreement and prior to the Closing Date:

(i) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any of the Company’s securities by any “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act; and

(ii) there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Prospectus on the date of this Agreement that, in any such case, in the judgment of Morgan Stanley & Co. LLC (“Morgan Stanley”), is material and adverse and that makes it, in the judgment of Morgan Stanley, impracticable to market the Shares on the terms and in the manner contemplated in the Time of Sale Prospectus or the Prospectus.

(b) The Underwriters shall have received on the Closing Date a certificate, dated the Closing Date and signed by an executive officer of the Company, to the effect set forth in Section 5(a)(i) above and to the effect that the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Date and that the Company has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date.

The officer signing and delivering such certificate may rely upon his or her knowledge as to proceedings threatened.

(c) The Underwriters shall have received the following on the Closing Date, each of which shall be in form and substance satisfactory to the Representatives (i) an opinion of Devin W. Stockfish, Esq., Assistant General Counsel of the Company, dated the Closing Date, (ii) an opinion of Cravath, Swaine & Moore LLP, special counsel to the Company, dated the Closing Date, (iii) a negative assurance statement of Cravath, Swaine & Moore LLP, special counsel to the Company, dated the Closing Date, (iv) an opinion of Covington & Burling LLP, special tax counsel to the Company, dated the Closing Date, and (v) an opinion of K&L Gates LLP, special Washington counsel to the Company, dated the Closing Date.

(d) The Underwriters shall have received on the Closing Date an opinion and negative assurance statement of Sidley Austin LLP, counsel for the Underwriters, dated the Closing Date, in form and substance satisfactory to you.

(e) The Underwriters shall have received, on each of the date hereof and the Closing Date, a letter dated the date hereof or the Closing Date, as the case may be, in form and substance satisfactory to the Underwriters, (i) from KPMG LLP, an independent registered public accounting firm, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the Company’s historical and pro forma financial statements and certain financial information, and (ii) from Deloitte & Touche LLP, an independent registered public accounting firm, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the Acquired Company’s financial statements and certain financial information, in each case contained in or incorporated by reference into the Registration Statement, the Time of Sale Prospectus and the Prospectus and any amendments or supplements thereto; provided that the letters delivered on the Closing Date shall use a “cut-off date” not earlier than the date hereof.

(f) The “lock-up” agreements, each substantially in the form of Exhibit A hereto, between you and the officers and directors of the Company listed in Exhibit B hereto relating to sales and certain other dispositions of shares of Common Stock and certain other securities, delivered to you on or before the date hereof, shall be in full force and effect on the Closing Date.

The several obligations of the Underwriters to purchase Additional Shares hereunder are subject to the delivery to you on the applicable Option Closing Date of such documents and opinions as you may reasonably request with respect to the good standing of the Company, the due authorization and issuance of the Additional Shares to be sold on such Option Closing Date and other matters related to the issuance of such Additional Shares.

6. Covenants of the Company. In further consideration of the agreements of the Underwriters herein contained, the Company covenants with each Underwriter as follows:

(a) To furnish to you, without charge, copies of the Registration Statement (including exhibits thereto and documents incorporated by reference therein) and to furnish to you in New York City, without charge, prior to 10:00 a.m. New York City time on the second business day succeeding the date of this Agreement and during the periods mentioned in Section 6(e) and (f) below, as many copies of the Time of Sale Prospectus, the Prospectus, any documents incorporated by reference therein, and any supplements and amendments thereto or to the Registration Statement as you may reasonably request.

(b) Before amending or supplementing the Registration Statement, the Time of Sale Prospectus or the Prospectus, to furnish to you a copy of each such proposed amendment or supplement a reasonable amount of time prior to the earlier of the filing with the Commission or first use thereof, and to file with the Commission within the applicable period specified in Rule 424(b) under the Securities Act any prospectus or prospectus supplement required to be filed pursuant to such Rule.

(c) To furnish to you a copy of each proposed free writing prospectus to be prepared by or on behalf of, used by, or referred to by the Company a reasonable amount of time prior to the earlier of the filing with the Commission or first use thereof.

(d) Not to take any action that would result in an Underwriter or the Company being required to file with the Commission pursuant to Rule 433(d) under the Securities Act a free writing prospectus prepared by or on behalf of the Underwriter that the Underwriter otherwise would not have been required to file thereunder.

(e) If the Time of Sale Prospectus is being used to solicit offers to buy the Shares at a time when the Prospectus is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Prospectus in order to make the statements therein, in the light of the circumstances when delivered to a prospective purchaser, not misleading, or if any event shall occur or condition exist as a result of which the Time of Sale Prospectus conflicts with the information contained in the Registration Statement then on file, or if, in the opinion of counsel for the Underwriters, it is necessary to amend or supplement the Time of Sale Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to any dealer upon request, either amendments or supplements to the Time of Sale Prospectus so that the statements in the Time of Sale Prospectus as so amended or supplemented will not, in the light of the circumstances when delivered to a prospective purchaser, be misleading or so that the Time of Sale Prospectus, as amended or supplemented, will no longer conflict with the Registration Statement, or so that the Time of Sale Prospectus, as amended or supplemented, will comply with applicable law.

(f) If, during such period after the first date of the public offering of the Shares as in the opinion of counsel for the Underwriters the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is required by law to be delivered in connection with sales by an Underwriter or dealer, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the Underwriters, it is necessary to amend or supplement the Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to the dealers (whose names and addresses you will furnish to the Company) to which Shares may have been sold by you on behalf of the Underwriters and to any other dealers upon request, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is delivered to a purchaser, be misleading or so that the Prospectus, as amended or supplemented, will comply with applicable law.

(g) To endeavor to qualify the Shares for offer and sale under the securities or Blue Sky laws of such jurisdictions as you shall reasonably request; provided that in connection therewith the Company shall not be required to (i) qualify as a foreign corporation in any jurisdiction in which it would not otherwise be required to so qualify, (ii) file general consent to service of process in any such jurisdiction or (iii) subject itself to taxation in any jurisdiction in which it would not otherwise be subject.

(h) To make generally available to the Company’s security holders and to you as soon as practicable an earning statement covering a period of at least twelve months beginning with the first fiscal quarter of the Company occurring after the date of this Agreement which shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations of the Commission thereunder.

(i) Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Company’s counsel and the Company’s accountants in connection with the registration and delivery of the Shares under the Securities Act and all other fees or expenses in connection with the preparation and filing of the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, any free writing prospectus prepared by or on behalf of, used by, or referred to by the Company and amendments and supplements to any of the foregoing, including the filing fees payable to the Commission relating to the Shares, all printing costs associated therewith, and the mailing and delivering of copies thereof to the Underwriters and dealers, in the quantities hereinabove specified, (ii) all costs and expenses related to the transfer and delivery of the Shares to the Underwriters, including any transfer or other taxes payable thereon, (iii) the cost of printing or producing any Blue Sky or Legal Investment memorandum in connection with the offer and sale of the Shares under state securities laws and all expenses in connection with the qualification of the Shares for offer and sale under state securities laws as provided in Section 6(g) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection with such qualification and in connection with the Blue Sky or Legal Investment memorandum, (iv) all filing fees and the reasonable fees and disbursements of counsel to the Underwriters incurred in connection with the review and qualification of the offering of the Shares by the Financial Industry Regulatory Authority, Inc., (v) all fees and expenses in connection with the preparation and filing of the registration statement on Form 8-A relating to the Common Stock, if applicable, and all costs and expenses incident to listing the Shares on the NYSE, (vi) the cost of printing certificates representing the Shares, (vii) the costs and charges of any transfer agent, registrar or depositary, (viii) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Shares, including, without limitation, expenses associated with the preparation or dissemination of any electronic road show, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Company, travel and lodging expenses of the representatives and officers of the Company and any such consultants, and the cost of any aircraft chartered in connection with the road show, (ix) the document production charges and expenses associated with printing this Agreement and (x) all other costs and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section. It is understood, however, that except as provided in this Section, Section 8 entitled “Indemnity and Contribution,” and the last paragraph of Section 10 below, the Underwriters will pay all of their costs and expenses, including fees and disbursements of their counsel, transfer taxes payable on resale of any of the Shares by them and any advertising expenses connected with any offers they may make.

(j) The Company will use its commercially reasonable efforts to continue to meet the requirements for qualification as a REIT under the Code for each of its taxable years for so long as the Board of Directors of the Company deems it in the best interests of the Company to remain so qualified.

7. Covenants of the Underwriters. Each Underwriter severally covenants with the Company not to take any action that would result in the Company being required to file with the Commission under Rule 433(d) a free writing prospectus prepared by or on behalf of such Underwriter that otherwise would not be required to be filed by the Company thereunder, but for the action of the Underwriter.

8. Indemnity and Contribution. (a) The Company agrees to indemnify and hold harmless each Underwriter, each person, if any, who controls any Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of any Underwriter within the meaning of Rule 405 under the Securities Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, any “road show” as defined in Rule 433(h) under the Securities Act that is a free writing prospectus, any “issuer free writing prospectus” as defined in Rule 433(h) under the Securities Act, any “issuer information” as defined in Rule 433(h) under the Securities Act that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act, or the Prospectus, or any amendment or supplement to any of the foregoing, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Underwriter furnished to the Company in writing by such Underwriter through you expressly for use therein.

(b) Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, its officers who sign the Registration Statement and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Underwriter, but only with reference to information relating to such Underwriter furnished to the Company in writing by such Underwriter through you expressly for use in the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, any “issuer free writing prospectus” as defined in Rule 433(h) under the Securities Act or the Prospectus or any amendment or supplement to any of the foregoing.

(c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by Morgan Stanley, in the case of parties indemnified pursuant to Section 8(a), and by the Company, in the case of parties indemnified pursuant to Section 8(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity has been or could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(d) To the extent the indemnification provided for in Section 8(a) or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other hand from the offering of the Shares or (ii) if the allocation provided by clause 8(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 8(d)(i) above but also the relative fault of the Company on the one hand and of the Underwriters on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other hand in connection with the offering of the Shares shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Shares (before deducting expenses) received by the Company and the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the Prospectus, bear to the aggregate Public Offering Price of the Shares. The relative fault of the Company on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’

relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Underwriters’ respective obligations to contribute pursuant to this Section 8 are several in proportion to the respective numbers of Shares they have purchased hereunder, and not joint.

(e) The Company and the Underwriters agree that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Shares underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(f) The indemnity and contribution provisions contained in this Section 8 and the representations, warranties and other statements of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Underwriter, any person controlling any Underwriter or any affiliate of any Underwriter or by or on behalf of the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Shares.

9. Termination. The Underwriters may terminate this Agreement by notice given by you to the Company, if after the execution and delivery of this Agreement and prior to the purchase of the Shares by the Underwriters on the Closing Date (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the New York Stock Exchange or the NYSE MKT, (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market if, in the judgment of Morgan Stanley, the effect of any such suspension referred to in this clause (ii), singly or together with any other suspension of the nature specified in this clause (ii), makes it impractical or inadvisable to proceed with the offer, sale or delivery of the Shares on the terms and in the manner contemplated in the Time of Sale Prospectus or the Prospectus, (iii) a material disruption in securities settlement, payment or clearance services in the United States shall have occurred, (iv) any moratorium on commercial banking activities shall have been declared by Federal or New York State authorities or (v) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets, currency exchange rates or controls or any calamity or crisis that, in the judgment of Morgan Stanley, is material and adverse and which, singly or together with any other event specified in this clause (v), makes it, in the judgment of

Morgan Stanley, impracticable or inadvisable to proceed with the offer, sale or delivery of the Shares on the terms and in the manner contemplated in the Time of Sale Prospectus or the Prospectus.

10. Effectiveness; Defaulting Underwriters. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

If, on the Closing Date or an Option Closing Date, as the case may be, any one or more of the Underwriters shall fail or refuse to purchase Shares that it has or they have agreed to purchase hereunder on such date, and the aggregate number of Shares which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase is not more than one-tenth of the aggregate number of Shares to be purchased on such date, the other Underwriters shall be obligated severally in the proportions that the number of Firm Shares set forth opposite their respective names in Schedule I bears to the aggregate number of Firm Shares set forth opposite the names of all such non-defaulting Underwriters, or in such other proportions as you may specify, to purchase the Shares which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on such date; provided that in no event shall the number of Shares that any Underwriter has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 10 by an amount in excess of one-ninth of such number of Shares without the written consent of such Underwriter. If, on the Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Firm Shares and the aggregate number of Firm Shares with respect to which such default occurs is more than one-tenth of the aggregate number of Firm Shares to be purchased on such date, and arrangements satisfactory to you and the Company for the purchase of such Firm Shares are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter or the Company. In any such case either you or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Registration Statement, in the Time of Sale Prospectus and in the Prospectus or in any other documents or arrangements may be effected. If, on an Option Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Additional Shares and the aggregate number of Additional Shares with respect to which such default occurs is more than one-tenth of the aggregate number of Additional Shares to be purchased on such Option Closing Date, the non-defaulting Underwriters shall have the option to (i) terminate their obligation hereunder to purchase the Additional Shares to be sold on such Option Closing Date or (ii) purchase not less than the number of Additional Shares that such non-defaulting Underwriters would have been obligated to purchase in the absence of such default. Any action taken under this paragraph shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.

If this Agreement shall be terminated by the Underwriters, or any of them, because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company shall be unable to perform its obligations under this Agreement, the Company will reimburse the Underwriters or such Underwriters as have so terminated this Agreement with respect to themselves, severally, for all out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Underwriters in connection with this Agreement or the offering contemplated hereunder.

11. Absence of Fiduciary Relationship. The Company acknowledges and agrees that the Underwriters named in this Agreement are acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the offering of Shares contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person. Additionally, no such Underwriter is advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Underwriters shall have no responsibility or liability to the Company with respect thereto. Any review by the Underwriters of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Underwriters and shall not be on behalf of the Company. The Company waives to the full extent permitted by applicable law any claims it may have against the Underwriters arising from an alleged breach of fiduciary duty in connection with the offering of the Shares.

12. Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

13. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

14. Notices. All communications hereunder shall be in writing and effective only upon receipt and if to the Underwriters shall be delivered, mailed or sent to the Representatives at Morgan Stanley & Co. LLC1585 Broadway, New York, New York 10036, Attention: Equity Syndicate Desk, with a copy to the Legal Department; Deutsche Bank Securities Inc. 60 Wall Street, New York, New York 10005, Attention: General Counsel; Citigroup Global Markets Inc., General Counsel, fax (212) 816-7912 and confirmed to 388 Greenwich Street, New York, New York 10013, Attention: General Counsel; and, if to the Company, shall be delivered, mailed or sent to it at 33663 Weyerhaeuser Way South, Federal Way, Washington 98003, Attention: Vice President and Treasurer.

15. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

[The remainder of this page has been left blank intentionally]

Very truly yours,

WEYERHAEUSER COMPANY

By:	/s/ JEFFREY W. NITTA
	Name:	JEFFREY W. NITTA
	Title:	VICE PRESIDENT & TREASURER

Accepted as of the date hereof

MORGAN STANLEY & CO. LLC

By:	/s/ ANDREW WETENHALL
	Name:	ANDREW WETENHALL
	Title:	MANAGING DIRECTOR

DEUTSCHE BANK SECURITIES INC.

By:	/s/ ISOBEL VAN DAESDONK
	Name:	ISOBEL VAN DAESDONK
	Title:	DIRECTOR

By:	/s/ FAIZ KHAN
	Name:	FAIZ KHAN
	Title:	DIRECTOR

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ SCOTT W. BAIRD
	Name:	SCOTT W. BAIRD
	Title:	MANAGING DIRECTOR

Acting severally on behalf of themselves and the several Underwriters named in Schedule I hereto.

[Signature page for Common Shares Underwriting Agreement]

SCHEDULE I

Underwriter	Number of Firm Shares To Be Purchased

Morgan Stanley & Co. LLC	14,500,000
Deutsche Bank Securities Inc	5,800,000
Citigroup Global Markets Inc	3,625,000
J.P. Morgan Securities LLC	2,610,000
Allen & Company LLC	1,160,000
Goldman, Sachs & Co.	290,000
Mitsubishi UFJ Securities (USA) Inc.	290,000
PNC Capital Markets LLC	290,000
Wells Fargo Securities, LLC	290,000
Merrill Lynch, Pierce Fenner & Smith Incorporated	145,000

Total	29,000,000

SCHEDULE II

Time of Sale Information

1. Free writing prospectus dated June 18, 2013, substantially in the form set forth in Schedule II-A hereto.

SCHEDULE II-A

Form of Final Term Sheet

Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-182403

June 18, 2013

WEYERHAEUSER COMPANY

Pricing Term Sheet

Concurrent Offerings of

29,000,000 Common Shares

(the “Common Shares Offering”)

and

12,000,000 6.375% Mandatory Convertible Preference Shares, Series A

(the “Mandatory Convertible Preference Shares Offering”)

This pricing term sheet relates only to the Common Shares Offering and the Mandatory Convertible Preference Shares Offering and should be read together with (i) the preliminary prospectus supplement dated June 17, 2013 relating to the Common Shares Offering (the “Common Shares Preliminary Prospectus Supplement”), the accompanying prospectus dated June 28, 2012 and the documents incorporated and deemed to be incorporated by reference therein (in the case of investors purchasing in the Common Shares Offering) and (ii) the preliminary prospectus supplement dated June 17, 2013 relating to the Mandatory Convertible Preference Shares Offering (the “Mandatory Convertible Preference Shares Preliminary Prospectus Supplement”), the accompanying prospectus dated June 28, 2012 and the documents incorporated and deemed to be incorporated by reference therein (in the case of investors purchasing in the Mandatory Convertible Preference Shares Offering). Neither the Common Shares Offering nor the Mandatory Convertible Preference Shares Offering is contingent on the completion of the other offering. Certain capitalized terms used in this pricing term sheet that are not defined herein have the respective meanings given to such terms in the Common Shares Preliminary Prospectus Supplement or the Mandatory Convertible Preference Shares Preliminary Prospectus Supplement, as applicable. All references to dollar amounts are references to U.S. dollars and, unless otherwise expressly stated or the context otherwise requires, the terms “Weyerhaeuser,” the “Company,” “us,” “we” and “our” mean Weyerhaeuser Company excluding its subsidiaries.

Issuer:	Weyerhaeuser Company
Trade Date:	June 19, 2013
Expected Settlement Date:	June 24, 2013

Common Shares Offering

Title of Securities:	Common shares, par value $1.25 per share (“Common Shares”), of the Company

Symbol / Exchange	WY / NYSE

Common Shares Offered:	29,000,000 Common Shares

Underwriters’ Option to Purchase Additional Common Shares	Up to an additional 4,350,000 Common Shares that the underwriters for the Common Shares Offering have the option to purchase

Last Reported Sale Price of Common Shares on the NYSE on June 18, 2013	$28.24 per Common Share

Public Offering Price:	$27.75 per Common Share

Net Proceeds:	Approximately $779.6 million (or approximately $896.7 million if the underwriters’ option to purchase additional Common Shares is exercised in full), in each case after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company

CUSIP / ISIN:	962166104 / US9621661043

Joint Book-Running Managers:	Morgan Stanley & Co. LLC
Deutsche Bank Securities Inc.
Citigroup Global Markets Inc.

Senior Co-Managers:	Allen & Company LLC
J.P. Morgan Securities LLC

Junior Co-Managers:	Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Mitsubishi UFJ Securities (USA) Inc.
PNC Capital Markets LLC
Wells Fargo Securities, LLC

Mandatory Convertible Preference Shares Offering

Title of Securities:	6.375% Mandatory Convertible Preference Shares, Series A, par value $1.00 per share, of the Company (the “Mandatory Convertible Preference Shares”)

Mandatory Convertible Preference Shares Offered:	12,000,000 Mandatory Convertible Preference Shares

Underwriters’ Option to Purchase Additional Mandatory Convertible Preference Shares	Up to an additional 1,800,000 Mandatory Convertible Preference Shares that the underwriters for the Mandatory Convertible Preference Shares Offering have the option to purchase

Public Offering Price:	$50.00 per Mandatory Convertible Preference Share

Net Proceeds:	Approximately $581 million (or approximately $668.3 million if the underwriters’ option to purchase additional Mandatory Convertible Preference Shares is exercised in full), in each case after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company

Liquidation Preference:	$50.00 per Mandatory Convertible Preference Share plus accrued and unpaid dividends

Dividends:	6.375% of the liquidation preference of $50.00 per Mandatory Convertible Preference Share per year (equivalent to $3.1875 per annum per Mandatory Convertible Preference Share), if declared by the Company’s board of directors or an authorized committee thereof, payable in cash or, subject to certain limitations, by delivery of the Company’s Common Shares or any combination of cash and Common Shares, as determined by the Company in its sole discretion. The expected dividend payable on the first dividend payment date is approximately $0.8588 per Mandatory Convertible Preference Share and will therefore be more than a regular full quarterly dividend. Each subsequent dividend for a full dividend period is expected to be approximately $0.7969 per Mandatory Convertible Preference Share.

If the Company elects to make any such payment of a declared dividend, or any portion thereof, in Common Shares, such shares shall be valued for such purpose at the average VWAP (as defined in the Mandatory Convertible Preference Shares Preliminary Prospectus Supplement) per Common Share over the five consecutive trading day period ending on the second trading day immediately preceding the applicable dividend payment date (the “average price”), multiplied by 97%. Notwithstanding the foregoing, in no event will the number of Common Shares delivered in connection with any declared dividend exceed a number equal to the total dividend payment divided by the floor price. To the extent that the amount of the declared dividend exceeds the product of the number of Common Shares delivered in connection with such declared dividend and the average price, the Company will, if it is legally able to do so, pay such excess amount in cash.

Floor Price:	$9.7125, subject to adjustment as described in the Mandatory Convertible Preference Shares Preliminary Prospectus Supplement.

Dividend Record Dates:	The December 15, March 15, June 15 and September 15 immediately preceding the next dividend payment date.

Dividend Payment Dates:	January 1, April 1, July 1 and October 1 of each year, commencing on October 1, 2013 and to, and including, the mandatory conversion date.

Dividend Period:	The period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period will commence on and include the issue date of the Mandatory Convertible Preference Shares and will end on and exclude the October 1, 2013 dividend payment date.

Acquisition Termination Redemption:	Within ten business days following the earlier of (a) the date on which an Acquisition Termination Event occurs and (b) 5:00 p.m. (New York City time) on December 20, 2013, if the Acquisition has not closed on or prior to such time on such date, the Company at its option may mail a notice of Acquisition Termination Redemption to the holders of the Mandatory Convertible Preference Shares. If the Company mails a notice of Acquisition Termination Redemption, on the Acquisition Termination Redemption date specified in such notice, the Company will be required to redeem the Mandatory Convertible Preference Shares, in whole but not in part, for the Acquisition Termination Make-whole Amount described in the Mandatory Convertible Preference Shares Preliminary Prospectus Supplement. The Acquisition Redemption Make-Whole Amount will be payable in cash, or in certain instances at the Company’s election, in cash or Common Shares or a combination of cash or Common Shares. See “Description of Mandatory Convertible Preference Shares—Acquisition Termination Redemption” in the Mandatory Convertible Preference Shares Preliminary Prospectus Supplement, as supplemented by the information set forth below under “Conversion at the Option of the Holder Upon a Fundamental Change; Fundamental Change Dividend Make-whole Amount” and “Fundamental Change Conversion Rate”.

Other than pursuant to an Acquisition Termination Redemption, the Mandatory Convertible Preference Shares will not be redeemable by the Company.

Initial Price:	$27.75, which equals the price at which the Company offered its Common Shares to the public in the Common Shares Offering.

Threshold Appreciation Price:	$33.30, which represents an appreciation of 20% over the initial price.

Mandatory Conversion Date:	July 1, 2016 (the “mandatory conversion date”)

Conversion Rate:	Upon conversion on the mandatory conversion date, the conversion rate for each Mandatory Convertible Preference Share will be not more than 1.8018 Common Shares (the “maximum conversion rate”) and not less than 1.5015 Common Shares (the “minimum conversion rate”), depending on the applicable market value (as defined in the Mandatory Convertible Preference Shares Preliminary Prospectus Supplement) of the Common Shares, as described below and subject to certain anti-dilution and other adjustments that are described in the Mandatory Convertible Preference Shares Preliminary Prospectus Supplement. The following table illustrates the conversion rate per Mandatory Convertible Preference Share, subject to certain anti-dilution and other adjustments that are described in the Mandatory Convertible Preference Shares Preliminary Prospectus Supplement.

Applicable Market Value of the Common Shares	Conversion rate (number of Common Shares to be received upon mandatory conversion of each Mandatory Convertible Preference Share)

Greater than $33.30	1.5015 Common Shares

Equal to or less than $33.30 but greater than or equal to $27.75	Between 1.5015 and 1.8018 Common Shares, determined by dividing $50.00 by the applicable market value

Less than $27.75	1.8018 Common Shares

Conversion at the Option of the Holder:	At any time prior to the mandatory conversion date, holders may elect to convert their Mandatory Convertible Preference Shares in whole or in part (but in no event less than one Mandatory Convertible Preference Share) at the minimum conversion rate of 1.5015 Common Shares per Mandatory Convertible Preference Share. This minimum conversion rate is subject to certain anti-dilution adjustments.

Conversion at the Option of the Holder Upon a Fundamental Change; Fundamental Change Dividend Make-whole Amount:	If the Company is the subject of specified fundamental changes (as defined in the Mandatory Convertible Preference Shares Preliminary Prospectus Supplement) on or prior to the mandatory conversion date, holders of the Mandatory Convertible Preference Shares will have the right to convert their Mandatory Convertible Preference Shares, in whole or in part, into Common Shares at the “fundamental change conversion rate” during the period beginning on the effective date of such fundamental change and ending on the date that is 20 calendar days after the effective date (or, if earlier, the mandatory conversion date). The fundamental change conversion rate will be determined based on the effective date of the transaction and the price paid per Common Share of the Company in such transaction (see table below). Holders who convert Mandatory Convertible Preference Shares within that time frame will also receive: (1) a fundamental change dividend make-whole amount equal to the present value (calculated using a discount rate of 6.375% per annum) of all dividend payments on such shares (excluding any accumulated and unpaid dividends for any dividend period prior to the effective date of the fundamental change, including for the dividend period, if any, from the dividend payment date immediately preceding the effective date to but excluding the effective date (collectively, the “accumulated dividend amount”)) for all the remaining full dividend periods and for the partial dividend period from and including the effective date to but excluding the next dividend payment date (the “fundamental change dividend make-whole amount”); and (2) to the extent that there is any accumulated dividend amount, the accumulated dividend amount, in the case of clauses (1) and (2), subject to the Company’s right to deliver Common Shares in lieu of all or part of such amounts as described in the Mandatory Convertible Preference Shares Preliminary Prospectus Supplement.

Fundamental Change Conversion Rate:	The fundamental change conversion rate will be determined by reference to the table below and is based on the effective date of the transaction and the price (the “share price”) paid (or deemed paid) per Common Share in such transaction. If the holders of the Common Shares receive only cash in the fundamental change, the share price shall be the cash amount paid per share. Otherwise the share price shall be the average VWAP per Common Share over the 10 consecutive trading day period ending on, and including, the trading day preceding the effective date.

Common Share price on effective date
Effective date	$10.00	15.00	$18.00	$22.00	$25.00	$27.75	$29.00	$31.00	$33.30	$35.00	$40.00	$45.00	$50.00	$75.00	$100.00
June 24, 2013	1.3550	1.4841	1.5081	1.5095	1.5000	1.4888	1.4923	1.4921	1.4830	1.4773	1.4649	1.4582	1.4552	1.4614	1.4705
July 1, 2014	1.4917	1.5839	1.5979	1.5867	1.5664	1.5452	1.5444	1.5377	1.5222	1.5124	1.4913	1.4794	1.4737	1.4750	1.4812
July 1, 2015	1.6400	1.6917	1.7003	1.6825	1.6501	1.6137	1.6055	1.5877	1.5612	1.5448	1.5120	1.4963	1.4902	1.4904	1.4932
July 1, 2016	1.8018	1.8018	1.8018	1.8018	1.8018	1.8018	1.7241	1.6129	1.5015	1.5015	1.5015	1.5015	1.5015	1.5015	1.5015

The exact Common Share prices and effective dates may not be set forth in the table above, in which case:

•

if the share price is between two share price amounts on the table or the effective date is between two dates on the table, the fundamental change conversion rate will be determined by straight-line interpolation between the fundamental change conversion rates set forth for the higher and lower share price amounts and the two dates, as applicable, based on a 365-day year;

•

if the share price is in excess of $100.00 per share (subject to adjustment in the same manner as the share prices set forth in the column headings of the table above), then the fundamental change conversion rate will be the minimum conversion rate, subject to adjustment; and

•

if the share price is less than $10.00 per share (subject to adjustment in the same manner as the share prices set forth in the column headings of the table above), then the fundamental change conversion rate will be the maximum conversion rate, subject to adjustment.

Listing:	The Company has applied to list the Mandatory Convertible Preference Shares on The New York Stock Exchange under the symbol “WYPRA”.

CUSIP / ISIN:	962166872 / US9621668725

Joint Book-Running Managers:	Morgan Stanley & Co. LLC
Deutsche Bank Securities Inc.
Citigroup Global Markets Inc.

Senior Co-Managers:	Allen & Company LLC
J.P. Morgan Securities LLC

Junior Co-Managers:	Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated Mitsubishi UFJ Securities (USA) Inc. PNC Capital Markets LLC Wells Fargo Securities, LLC

Change in Offering Sizes

The number of Common Shares and Mandatory Convertible Preference Shares being sold in the Common Shares Offering and the Mandatory Convertible Preference Shares Offering (collectively, the “Offerings” and, individually, an “Offering”) have been increased from the amounts set forth in the Common Shares Preliminary Prospectus Supplement and Mandatory Convertible Preference Shares Preliminary Prospectus Supplement (collectively, the “Preliminary Prospectus Supplements” and, individually, a “Preliminary Prospectus Supplement”), respectively. To the extent that the net proceeds from the Offerings are not applied to finance the Acquisition, to repay Longview Existing Debt or to pay related fees and expenses, we will use the excess net proceeds for general corporate purposes, which may include strategic investments and acquisitions. As a result of the increase in the size of each of the Offerings, we anticipate the amount of the Debt Financing will be $1.1 billion.

The condensed consolidated pro forma financial information in the Preliminary Prospectus Supplements reflect an offering of 10,000,000 Mandatory Convertible Preference Shares with an assumed dividend rate of 6.625% per annum, which would have resulted in pro forma dividends (calculated in the manner, and on the assumptions, set forth in the Preliminary Prospectus Supplements under “Unaudited Pro Forma Condensed Combined Financial Information”) on the Mandatory Convertible Preference Shares of $8 million for the three months ended March 31, 2013 and $33 million for the year ended December 31, 2012. Based on the actual offering size and dividend rate, pro forma dividends (calculated as described above) on the Mandatory Convertible Preference Shares would have been $9.5 million for the three months ended March 31, 2013 and $38 million for the year ended December 31, 2012.

Likewise, on a pro forma basis in accordance with the assumptions set forth under “Unaudited Pro Forma Condensed Combined Financial Information” in the Preliminary Prospectus Supplements (other than with respect to the information about the Offerings and the Debt Financing as updated above), the combined company’s (as defined in the applicable Prospectus Supplements) (1) earnings per share attributable to Weyerhaeuser shareholders would have been $0.27 per common share (basic and diluted) for the three months ended March 31, 2013 and $0.65 per common share (basic) and $0.64 per common share (diluted) for the fiscal year 2012, and (2) ratios of earnings to combined fixed charges and preference share dividends would have been 2.75 and 1.85 for the three months ended March 31, 2013 and fiscal year 2012 and the ratios of earnings of fixed charges and preference share dividends of the combined company with its Weyerhaeuser Real Estate Company and other related subsidiaries accounted for on the equity method, but excluding the undistributed earnings of those subsidiaries, would have been 2.72 and 1.61 for the three months ended March 31, 2013 and fiscal year 2012, respectively. See “Ratios of Earnings to Fixed Charges” in the applicable Prospectus Supplement for information on how the foregoing ratios are calculated.

*    *    *

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the related prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and related prospectus supplement if you request it by contacting Morgan Stanley & Co. LLC by telephone (toll free) at 1-866-718-1649, or by contacting Deutsche Bank Securities Inc. by telephone (toll free) at 1-800-503-4611, or by contacting Citigroup Global Markets Inc. by telephone (toll free) at 1-800-831-9146.

EXHIBIT A

Form of Lock-Up Letter

            , 2013

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

Dear Sirs and Mesdames:

The undersigned understands that Morgan Stanley & Co. LLC (the “Manager”) on its behalf and on behalf of the Underwriters (as defined below) proposes to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Weyerhaeuser Company, a Washington corporation (the “Company”), providing for the public offering (the “Public Offering”) by the several underwriters to be named therein, including the Manager (the “Underwriters”), of Common Shares, par value $1.25 per share, of the Company (the “Common Stock”).

To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of the Manager on behalf of the Underwriters, it will not, during the period (the “Lock-Up Period”) commencing on and including the date hereof and ending on and including the day that is 60 days after the date of the final prospectus supplement relating to the Public Offering (the “Prospectus”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) transfers to the Company for the purpose of cashless exercise of stock options and payment of related taxes or to comply with other Company policies or transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Public Offering, (b) transfers of shares of Common Stock as a bona fide gift or gifts, (c) transfers of shares of Common Stock to any trust the beneficiaries of which are directly or indirectly exclusively the undersigned or members of the immediate family (as defined below) of the undersigned, so long as any such transfer shall not involve a disposition for value, and (d) the establishment of a trading plan pursuant to Rule 10b5-1 (a “10b5-1 Plan”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the transfer of shares of Common Stock, provided that (i) such plan does not provide for the transfer of Common Stock during the Lock-Up Period

A-1

and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required to be made, or is voluntarily made, during the Lock-Up Period in connection with the establishment of such 10b5-1 Plan, such announcement or filing shall include a statement to the effect that no transfer of Common Stock may be made under such 10b5-1 Plan during the Lock-Up Period and (e) the sale of Common Stock pursuant to any 10b5-1 Plan in existence on the date hereof. In the case of any transfer pursuant to clause (b) or (c) of the previous sentence, each transferee shall sign and deliver to the Manager, prior to such transfer, a lock-up agreement in substantially the form of this agreement and otherwise in form and substance reasonably satisfactory to the Manager (it being understood that any reference to “immediate family” in the lock-up agreement executed by such transferee shall expressly refer only to the immediate family of the undersigned and not to the immediate family of the transferee). As used in this agreement, the term “immediate family” means, with respect to the undersigned, any relationship by blood, marriage or adoption not more remote than a first cousin of the undersigned. In addition, the undersigned agrees that, without the prior written consent of the Manager on behalf of the Underwriters, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to the registration of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions.

The undersigned understands that the Company and the Underwriters are relying upon this agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.

Very truly yours,

(Name)

(Address)

A-2

EXHIBIT B

Directors:

Charles R. Williamson

Debra A. Cafaro

Mark A. Emmert

Wayne W. Murdy

Doyle R. Simons

D. Michael Steuert

Kim Williams

John I. Kieckhefer

Nicole W. Piasecki

Richard H. Sinkfield

Officers:

Daniel S. Fulton, President, CEO and Director

Thomas F. Gideon, Executive Vice President

Patricia M. Bedient, Executive Vice President and Chief Financial Officer

Lawrence B. Burrows, Senior Vice President

Srinivasan Chandrasekaran, Senior Vice President

Miles P. Drake, Senior Vice President

John A. Hooper, Senior Vice President

Sandy D. McDade, Senior Vice President

Jerald W. Richards, Chief Accounting Officer

Peter M. Orser, President and Chief Executive Officer, Weyerhaeuser Real Estate Company

B-1

EXHIBIT C

Key Subsidiaries

Weyerhaeuser Real Estate Company

Weyerhaeuser NR Company

Pardee Homes

Weyerhaeuser Global Finance Company

Weyerhaeuser International, Inc.

C-1